Exhibit 4.74
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
BASIC MARKET PRICES AGREEMENT
AN AGREEMENT dated the 28th day of September 2009
BETWEEN:-
(1)	HKEx INFORMATION SERVICES LIMITED whose registered office is situated at 12th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong (“HKEx-IS”); and
(2)	The person whose name and address is set out in Schedule 1 hereto (the “Company”).
WHEREAS:-
(A)	HKEx-IS is a direct wholly-owned subsidiary of The Stock Exchange of Hong Kong Limited and an indirect wholly owned subsidiary of Hong Kong Exchanges and Clearing Limited.
(B)	It has been agreed that HKEx-IS will grant to the Company a non-exclusive licence to use the Basic Information, for the period and upon the terms and conditions hereinafter appearing.
IT IS HEREBY AGREED as follows:-
1	Interpretation

In this Agreement, unless otherwise expressed or required by the context, the following expressions shall have the following meanings:-

Expressions	Meanings

“Agreement”	this agreement together with any subsequent modifications thereto agreed in writing by the parties.

“Basic Information”	information as defined by HKEx-IS pursuant to this Agreement and more specifically stated in Schedule 4.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Expressions	Meanings

“CPM”	cost per thousand Impressions. An impression is a single appearance of an advertisement on a web page. Each time an advertisement loads onto a Viewer’s screen, the advertisement server counts that loading as one impression.

“Designated Website”	a website which is designated to provide the Service, and which, in the case of the Company shall be that set out in paragraph 1 of Schedule 2.

“Exchange”	The Stock Exchange of Hong Kong Limited whose registered office is at 12th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.

“Fees”	the Revenue Sharing Fee or Fixed Fee and any other fees payable by the Company to HKEx-IS under this Agreement.

“Fixed Fee”	the fee to be paid by the Company to HKEx-IS pursuant to paragraph 2 of Schedule 3.

“HKEx”	Hong Kong Exchanges and Clearing Limited.

“HKEx Group”	HKEx and its subsidiaries.

“HKEx Website”	the official website of HKEx with Uniform Resource Locator (URL) www.hkex.com.hk.

“HKFE”	Hong Kong Futures Exchange Limited.

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China.

“Information”	information which is compiled by the Exchange and/or directly or indirectly provided by HKEx-IS pursuant to this Agreement, and from which the Basic Information is to be processed.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Expressions	Meanings

“Information Provider”	the third party source of Information specified in Schedule 1 from which the Company is authorized by HKEx-IS to receive Information for the purposes of this Agreement.

“Initial Transmission Method”	the method of transmission of the Information as notified in writing to the Company by HKEx-IS prior to the Soft Launch Date.

“Mainland”	the People’s Republic of China except Hong Kong, Macau and Taiwan.

“Monthly Report”	a statement as defined in clause 5.1

“Off Market”	a trading floor or dealing service where (a) trading in Securities listed on the Stock Exchange or of a type capable of being so listed or (b) any other Securities relating to Securities described at (a) above is being undertaken otherwise than at or through the Stock Exchange.

“Official Launch Date”	the official launch date specified in Schedule 1 to this Agreement, being the date from which the Revenue Sharing Fee becomes payable.

“Original Service Providers”	the Service Providers referred to in clause 2.2, and any Service Provider appointed by HKEx-IS to replace any of the Original Service Providers.

“Permitted Purpose”	the purposes for which the Company may use the Basic Information, as described in this Agreement, and as more particularly set out in the Memorandum of Permitted Purpose in Schedule 2 to this Agreement.

“Quarter”	the quarters of each year ending on 31st March, 30th June, 30th September and 31st December.

“Revenue Sharing Fee”	the fee to be paid by the Company to HKEx-IS pursuant to paragraph 1 of Schedule 3 to this Agreement.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Expressions	Meanings

“Securities”	the same meaning as defined in section 1 of Part 1 of Schedule 1 to the Securities and Futures Ordinance (Cap.571).

“Service”	the provision of free real-time Basic Information within the scope of the Permitted Purpose.

“Service Providers”	companies appointed by HKEx-IS to provide the Service on their respective Designated Websites.

“Soft Launch Date”	the soft launch date specified in Schedule 1 to this Agreement.

“Stock Exchange”	a stock market operated by the Exchange.

“Viewer”	any person who is viewing or accessing Basic Information under the Service provided by the Company.

“WAP”	Wireless Application Protocol.

“Website Report”	a statement as defined in clauses 5.1.1.
2.	Licence
2.1	HKEx-IS hereby grants to the Company a non-exclusive licence to use the Basic Information for the Permitted Purpose according to the terms set out in this Agreement.
2.2
HKEx-IS confirms that during the period of twelve months from the Soft Launch Date, HKEx-IS intends to appoint no more than six Service Providers, including no more than three Hong Kong Service Providers and no more than three Mainland Service Providers, as the Original Service Providers to provide the Service. For the avoidance of doubt, a Service Provider is considered as a Hong Kong Service Provider if over 50% of its website traffic comes from Hong Kong and a Service Provider is considered as a Mainland Service Provider if over 50% of its website traffic comes from the Mainland.

2.3	Notwithstanding clause 2.2 and without prejudice to clause 6.1 of this Agreement, the HKEx Group shall at any time be free to:-
2.3.1	grant a licence to any other person to provide the Basic Information in such form and manner other than that specified for the Service, including but not limited to:-

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

2.3.1.1	the provision of real-time Basic Information through applications on devices such as pagers and mobile phones;
2.3.1.2	the provision of real-time Basic Information on any website in a language other than Traditional Chinese, Simplified Chinese or English;
2.3.1.3	The provision of real-time Basic Information of certain securities by the issuer of those securities on a website specified by the issuer; and
2.3.2	provide the Service on the HKEx Website.
2.4
HKEx-IS acknowledges and agrees that the Company may under and for the purposes of this Agreement provide the Basic Information in the form or format in which the Basic Information is supplied directly or indirectly to the Company hereunder or in any other form or format provided always that the Basic Information is acknowledged as being derived from the Exchange and its format or editing is in no way misleading as to the nature or content of the Basic Information.

2.5
The Company shall ensure that the following disclaimer notice (or a disclaimer notice to equivalent effect) is conspicuously displayed on its Designated Website so that it is easily perceptible by Viewers during or immediately prior to each continuous period throughout which the relevant Viewer has access to the Basic Information:

HKEx INFORMATION SERVICES LIMITED, ITS HOLDING COMPANIES AND/OR ANY SUBSIDIARIES OF SUCH HOLDING COMPANIES ENDEAVOUR TO ENSURE THE AVAILABILITY, COMPLETENESS, TIMELINESS, ACCURACY AND RELIABILITY OF THE INFORMATION PROVIDED BUT DO NOT GUARANTEE ITS AVAILABILITY, COMPLETENESS, TIMELINESS, ACCURACY OR RELIABILITY AND ACCEPT NO LIABILITY (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ANY LOSS OR DAMAGE ARISING DIRECTLY OR INDIRECTLY FROM ANY INACCURACIES, INTERRUPTION, INCOMPLETENESS, DELAY, OMISSIONS, OR ANY DECISION MADE OR ACTION TAKEN BY YOU OR ANY THIRD PARTY IN RELIANCE UPON THE INFORMATION PROVIDED.
3.	Transmission of Information
3.1
During the currency of this Agreement, unless the Company has elected to obtain the Information or the Basic Information from the Information Provider, HKEx-IS shall procure the supply of the Information to the Company in the form of electronic signals generated by the computer system for the time being used by the Exchange. The Company shall effect (complying promptly with HKEx-IS’ requirements for such connections) two connections to the Exchange’s primary computer information system, and two connections to the Exchange’s backup computer information system, and shall bear the costs of such connections and of maintaining each such connection. The connection equipment and communication lines to be installed on the Exchange’s premises must be approved in advance by the Exchange.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

3.2
Unless the Company has elected to obtain the Information or the Basic Information from the Information Provider, the Information shall initially be supplied in accordance with the Initial Transmission Method but the method of transmission may be changed at any time upon HKEx-IS giving the Company not less than 30 days’ written notice thereof. Notwithstanding the above, Notwithstanding the above, HKEx-IS shall have the right to alter the method of transmission without prior notice to the Company if required to do so by reasons outside its control.

3.3
Unless the Company has elected to obtain the Information or the Basic Information from the Information Provider, HKEx-IS shall use its best endeavours to ensure that the Information is provided to the Company on a continuous basis during the trading hours of the Stock Exchange.

3.4
The Company shall use reasonable endeavours to ensure that the Service on the Designated Website is reliable, accurate and stable and hence shall plan accordingly on such technical aspects as the system capacity, resilience, contingency, security and data quality.

3.5	The Company shall ensure and procure to have proper measures in place to prevent data leakage and unauthorized dissemination or access of the Information and the Basic Information.
3.6
The Company shall be responsible for complying with all relevant regulations, governmental or otherwise, and the obtaining of all relevant licences, governmental or otherwise, relating to its use of the Information and the Basic Information.

4.	Permitted use of Information
4.1
The Company may use the Basic Information to provide the Service according to the Permitted Purpose provided that it pays to HKEx-IS all applicable Fees. It may not disseminate the Basic Information to any other persons or use it for any other purpose. The Company may only use the Information to process the Basic Information. Unless otherwise permitted by HKEx-IS, the Company may not disseminate the Information which is not the Basic Information to any other persons or use it for any other purpose.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

4.2
The Company shall ensure that access to the homepage of the Designated Website where the Service is provided shall be via a pre-defined domain or sub-domain with URL as specified in the Memorandum of Permitted Purpose.

4.3	The Company shall use reasonable endeavours to provide the Service and to ensure that:-
4.3.1	any equipment or software used to process the Information is arranged;
4.3.2	other suitable procedures are in place
so that no unauthorized person or device can obtain access to the Information.
4.4
The Company shall ensure and procure that the provision of the Service shall be on terms which are in full compliance with the permitted use of the Basic Information as stipulated in the Permitted Purpose.

4.5
The Company shall use its best endeavours to ensure no Viewer uses the Basic Information or any part thereof other than for his or her reference only. If HKEx-IS suspects that a Viewer is using the Basic Information or any part thereof for any other purpose, HKEx-IS may serve a written notice on the Company specifying the nature of the suspected misuse and the Company shall use its best endeavours to stop such misuse by the Viewer.

4.6
The Company shall not knowingly use the Information or the Basic Information or any part thereof to establish, maintain or provide or to assist in establishing, maintaining or providing an Off Market Trading.

4.7	The Company shall ensure that the Service is offered on its Designated Website in a manner which is materially the same as that which the Company had previously represented to HKEx-IS.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

4.8
Unless otherwise permitted by HKEx-IS as stated in the Memorandum of Permitted Purpose, the Company shall not assign or sub-license to any third party the right to use the Basic Information to provide the Service, nor shall the Company provide the Service on any website which is registered in the name of or owned by a third party. HKEx-IS shall have absolute discretion as to the terms on which it agrees to grant of any such permission. Without prejudice to the foregoing, unless expressly otherwise agreed by HKEx-IS:

(i)	the Company shall ensure that the third party adheres to all applicable restrictions and obligations imposed on the Company by this Agreement relating to the provision of the Service, and
(ii)	the Company shall be personally liable hereunder for any breach by such third party of such restrictions or obligations, so that such breach shall be treated as a breach of this Agreement.
4.9	The Company shall comply with such directions as HKEx-IS may reasonably require from time to time concerning the permitted use of the Information or the Basic Information, provided that
4.9.1	such directions are incorporated in the Memorandum of Permitted Purpose or are otherwise given in writing by not less than 3 months’ notice; and
4.9.2
at any time during the 30 days following service of such notice, the Company shall be entitled to terminate this Agreement with effect from the date when the direction is to be implemented, by giving written notice to HKEx-IS.

5.	Fees and Payment
5.1
The Company shall provide a statement (‘a Monthly Report’) to HKEx-IS within 15 days of the end of each calendar month with effect from the month within which the Soft Launch Date falls. The Monthly Report shall include particulars as follows:-

5.1.1
a report in relation to sub-paragraphs 1.2 and 1.3 of Schedule 3 generated and produced by a pre-approved source (‘a Website Report’), from whom the advertisement (ad) unit servers are hosted for the Designated Website. The content of the Website Report shall include but shall not be limited to the following items:

5.1.1.1	the number of ad impressions sold to each advertising client;
5.1.1.2	the number of ad impressions sold for different CPM rates; and
5.1.1.3
the number of stock quotes searched or requested for the report month; and the Website Report shall contain such further information and shall be provided in such format as HKEx-IS may reasonably require from time to time by giving not less than 90 days’ written notice to the Company.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

5.1.2
the Revenue Sharing Fee payable to HKEx-IS for that month pursuant to paragraph 1 of Schedule 3. For the avoidance of doubt, no Revenue Sharing Fee shall be payable by the Company for the period from the Soft Launch Date up to but excluding the Official Launch Date.

5.2
The Company shall maintain complete and accurate records of how the Revenue Sharing Fee specified in each Monthly Report has been calculated and shall make such records available to HKEx-IS within 30 days of receiving HKEx-IS’ written request.

5.3
The Company acknowledges and permits HKEx-IS to provide the Monthly Reports to the HKEx Group, including their directors, members of any committee or panel concerned with the affairs of the HKEx Group, professional advisers, consultants and auditors only on a need-to-know basis and, if required to do so by the Securities and Futures Commission, to the Securities and Futures Commission.

5.4
HKEx-IS reserves the right to audit the books and records of the Company by not more than once every twelve-month period from the Official Launch Date and once within six months after the termination of this Agreement in relation to the provision of the Service and the corresponding revenue generation records either itself or by its authorized agents. The Company shall, upon receiving HKEx-IS’ written request, permit and/or (if so requested) procure that HKEx-IS may inspect promptly thereafter the premises and records of the Company for the purpose of satisfying HKEx-IS by whatever proofs HKEx-IS may reasonably require that the Fees are being properly accounted for and/or that the Company is using the Basic Information for the Permitted Purpose only and is not using the Information or Basic Information contrary to the provisions of clause 4, provided always that the Company shall not be obliged to make and/or procure such inspection to take place more than once every twelve-month period during and once within six months after the termination of this Agreement. HKEx-IS will bear its costs (including internal management time and expenses) of each inspection, unless the inspection establishes that HKEx-IS has been underpaid by 5% or more of the amount actually paid in respect of overall payment for the period under inspection in which case the Company will bear such costs. For the avoidance of doubt, such underpayment shall be deemed to have been payable with effect from the due date for payment of the Fees payable for the relevant month.

5.5
During the currency of this Agreement, the Company shall pay the Fees to HKEx-IS pursuant to Schedule 3 to this Agreement. The Fees payable to HKEx-IS shall be net of any taxes and must be paid without any deduction whatsoever (i.e. the amount stated is the amount to be received by HKEx-IS after payment of any withholding taxes). The Company shall be responsible for all costs, disbursements and expenses that may be incurred or payable by the Company and all applicable sales, withholding and other taxes, levies, duties or other charges of whatever nature that may be imposed by any jurisdiction, department, agency, state or relevant tax authority in respect of the Company providing the Service on the Designated Website or otherwise in connection with this Agreement.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

5.6
If the Company is late in paying any sums due to HKEx-IS under this Agreement by more than 30 days, interest shall be payable on such sums calculated from the date such sums first become due in respect of each month or part thereof for which they are not paid at a rate of 40% per annum.

5.7
Where an inspection is made pursuant to clauses 5.4 and HKEx-IS in consequence is of the opinion that HKEx-IS has been underpaid by 5% or more of the relevant Fees, the Company shall, upon receiving HKEx-IS’ written request, permit and/or if so requested procure such further inspections by HKEx-IS as HKEx-IS considers necessary to determine the proper basis on which those Fees should have been accounted.

6.	Appointment of Additional Service Provider(s)
6.1	Notwithstanding clause 2.2 above, the HKEx Group shall have the right to appoint new Service Providers in addition to the Original Service Providers:
6.1.1	at any time when the HKEx Group receives any requests or instructions from the Hong Kong government or any relevant regulator to introduce new Service Providers; or
6.1.2	at any time after twelve months from the Soft Launch Date.
6.2	If the HKEx Group appoints any new Service Provider in addition to the Original Service Providers by virtue of clause 6.1:-
6.2.1	on terms more favorable than those applicable to the Original Service Providers, HKEx-IS undertakes to extend such terms to the Original Service Providers; and
6.2.2
paragraph 1 of Schedule 3 shall be replaced by the Fixed Fee provision set out in paragraph 2 of Schedule 3 with effect from the commencement date on which any new Service Provider is allowed to provide the Service; and

6.2.3
with effect from the commencement date on which any new Service Provider is allowed to provide the Service, the Company shall only be obliged to include the item specified in clause 5.1.1.3 in its Monthly Reports; and

6.2.4
paragraph 13.2 of the Memorandum of Permitted Purpose shall cease to apply with effect from the commencement date on which any new Service Provider is allowed to provide the Service on its Designated Website.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

7	Marketing and Promotion
7.1
In offering the Service on its Designated Website, the Company shall, so far as is reasonably practicable, ensure that the following objectives are accomplished: (i) increase market transparency, (ii) raise the Hong Kong market profile in the Mainland, and (iii) explore a new revenue stream.

7.2
The Company shall provide a marketing plan to HKEx-IS as specified in Schedule 5 to this Agreement and shall adhere to such marketing plan. The marketing plan shall include all marketing activities planned (with respective schedule and budget) in relation to the promotion of the Service on the Designated Website during the tenure of this Agreement. The Company shall provide a status report to HKEx-IS within 30 days of the end of twelve months from the Official Launch Date. The status report shall contain information on the marketing activities conducted (with launch dates and expenses) from the date of this Agreement. The Company may revise the marketing plan after twelve months from the Official Launch Date by giving HKEx-IS not less than 30 days’ prior written notice. HKEx-IS may, at any time after receiving such notice, issue a revised Schedule 5 to this Agreement and shall replace any then existing Schedule 5 with effect from its date of issue by HKEx-IS.

7.3
If the Company provides the Service or markets or promotes the Service in a form or manner which in HKEx-IS’ opinion is inconsistent with, contrary to or in conflict with clause 7.1 above, HKEx-IS may request the Company to provide, market or promote the Service in such form or manner as HKEx-IS may reasonably require by giving not less than 30 days’ written notice.

7.4
The Company shall have in place adequate censorship policy to prevent undesired content or advertisements on the Designated Website. HKEx-IS may require the Company to remove inappropriate content or advertisements from the Designated Website by giving not less than two days’ written notice.

7.5
The Company shall provide prominent credits to the HKEx Group in accordance with paragraph 14 of Schedule 2 of this Agreement. the Company shall not make any other reference to HKEx, the Exchange, HKEx-IS or the HKEx Group unless otherwise approved in advance by HKEx-IS in writing.

8.	Termination
8.1
Subject to early termination of this Agreement by the parties pursuant to this clause 8 or clause 4.9, this Agreement shall expire on 31 December 2011. For the duration of this Agreement, either party shall be entitled without stating a reason to terminate this Agreement by giving not less than six complete calendar months’ prior notice of termination in writing to the other party.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

8.2
Either party shall be entitled to terminate this Agreement forthwith by written notice (and thereupon the provision of the Information to Company may cease) upon the occurrence of any of the following events:-

8.2.1
in the case of the other party being an individual or a partnership, the death or bankruptcy of the other party or any partner thereof, or a receiving order or judgment or levy being made against any assets of the other party or any partner thereof, or the other party or any partner thereof having entered into any composition with any of his or her creditors or the dissolution of the partnership; or

8.2.2
in the case of the other party being a corporation, the commencement of winding-up of the other party, or a receiver having been appointed over or judgment or levy being made against any assets of the other party, or the other party having entered into any scheme, arrangement or composition with any of its creditors; or

8.2.3
the other party having committed any irremediable breach of this Agreement or, the terminating party having given written notice to the other party to remedy any breach or default, the other party shall have failed to do so within 30 days of such notice.

8.3
The Company shall be entitled to terminate this Agreement forthwith by written notice if for any reason the Information is not supplied to the Company (if the Company has elected to obtain the Information from HKEx-IS directly) for a period in excess of 10 consecutive working days on which the Stock Exchange is open for the business of trading in Securities. HKEx-IS shall be entitled to terminate this Agreement forthwith by written notice if it has reason to believe that the Company has not been fully providing the Service for a period in excess of 30 consecutive working days at any time after the Official Launch Date.

8.4	The Company shall immediately inform HKEx-IS by notice in writing upon the occurrence of one or more of the events described in sub-clause 8.2.1 or 8.2.2 above.
8.5	Upon termination of this Agreement for any reason, the Company shall pay HKEx-IS all arrears of payments and any other sums due under the terms of this Agreement within 90 days of termination.
8.6
Upon termination of this Agreement, HKEx-IS shall have the absolute right to terminate the transmission of the Information with immediate effect and the Company shall forthwith cease to use the Information or the Basic Information.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

8.7	The termination of this Agreement for any reason shall be without prejudice to any rights or obligations which shall have accrued or become due prior to the date of termination.
8.8
Without prejudice to HKEx-IS’ right under clause 8.2, HKEx-IS shall further be entitled to forthwith terminate this Agreement or suspend its performance of all or any obligations under it at any time and without liability for compensation or damages in the following circumstances:

8.8.1	the Company fails to comply in any material aspect with any of its express or implied obligations under this Agreement; or
8.8.2	any Market Datafeed Service (MDF) Agreement between HKEx-IS and the Company is terminated pursuant to clause 6.2.3 of the MDF Agreement; or
8.8.3	any Standard Options Information Service (Options) Agreement between HKEx-IS and the Company is terminated pursuant to 6.2.3 of the Options Agreement; or
8.8.4	any Issuer Information Feed Service (IIS) Agreement between HKEx-IS and the Company is terminated pursuant to 7.3 of the IIS Agreement; or
8.8.5	any Price Reporting Agreement (PRS) between HKFE and the Company is terminated pursuant to clause 9.1(a) of the PRS Agreement.
8.9	Clauses 9 and 11 shall survive notwithstanding termination of this Agreement.
9.	Exclusion of Liability and Indemnity
9.1
If Information is not transmitted to the Company for a continuous period of not less than 10 consecutive working days where such non-transmission is due to the fault of HKEx-IS, HKEx-IS shall be liable to compensate the Company for loss arising from such non-transmission, but its liability shall be limited to the amount of the Revenue Sharing Fee or Fixed Fee as the case may be payable by the Company in respect of that period (reduced pro-rata if the Revenue Sharing Fee or the Fixed Fee is payable in respect of a longer period).

9.2
Except as expressly mentioned under clause 9.1 above, neither HKEx-IS nor any other member of the HKEx Group shall be liable to the Company or any person claiming through the Company in respect of consequential, economic or any other loss or damage arising from any act or omission, mistake, delay, interruption, whether wilful, negligent or otherwise, arising directly or indirectly from or in connection with (a) the collection, use or transmission of the Information or Basic Information by or to the Company or (b) the Information or Basic Information being inaccurate, incomplete or otherwise misleading or (c) any other services to be provided by them pursuant to this Agreement or any other matter contemplated under this Agreement. Further, the Company undertakes not to institute or attempt or threaten to institute any proceedings in any jurisdiction in or outside Hong Kong against HKEx-IS or any other member of the HKEx Group for recovery of any of the aforesaid loss or damage suffered by the Company or by any other person or otherwise to maintain any claim against HKEx-IS or any other member of the HKEx Group for or in respect of any of the aforesaid loss or damage.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

9.3
Subject to clause 9.1 above, the Company will at all times hereafter indemnify and keep HKEx-IS and the HKEx Group effectively indemnified against and in respect of all liabilities, economic or other losses, damages, costs, claims, suits, demands, fees and expenses of whatsoever nature which may be incurred by HKEx-IS or any other member of the HKEx Group towards or in relation to any person or which may be taken, made or claimed against HKEx-IS or any other member of the HKEx Group by any person as a result of or in connection with or arising out of any act, omission, mistake, delay or interruption, on the part of the Company, HKEx-IS or any other member of the HKEx Group, whether wilful, negligent or otherwise, in relation to this Agreement, including (without prejudice to the generality of the foregoing) acts or omissions in respect of or in connection with or arising out of the collection, use or transmission of the Information or Basic Information by or to the Company or arising from the Information or Basic Information being inaccurate, incomplete or otherwise misleading.

9.4	For the purposes of this clause, HKEx-IS contracts as agent for each other member of the HKEx Group, and the Company agrees to said exclusion of liability and indemnity in favour of the HKEx Group.
10.	Notices
10.1
Any notice or other document to be given or served hereunder may be delivered by hand or sent by pre-paid post or facsimile transmission to the party to be served at its address stated herein or at such other address as that party shall have notified the other in accordance with this Agreement.

10.2	Any such notice or document shall be deemed to have been served:-
10.2.1	if delivered by hand, at the time of delivery; or
10.2.2	if posted, at the expiration of seven days after the postage pre-paid envelope containing the same shall have been put into the post; or
10.2.3	if sent by facsimile transmission, at the expiration of 12 hours after the same shall have been despatched.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

10.3
In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or document was properly addressed and posted or that the facsimile transmission was properly addressed and despatched as the case may be.

11.	Proprietary Rights
11.1
The Company hereby acknowledges that it has no entitlement to any proprietary rights including without limitation rights of copyright in and to the Information or the Basic Information or the presentation of the Information or Basic Information, which rights are owned by the Exchange or by other third parties. As regards rights owned by the Exchange, the Company acknowledges that the Exchange has authorized HKEx-IS only to supply the Information by way of this Agreement and HKEx-IS warrants that it has obtained such authorization.

11.2
Except otherwise provided for under clause 2.4 or 7.5 of this Agreement, the Company shall not quote the name of HKEx or any member of the HKEx Group or reproduce the logo or any other marks of HKEx or any member of the HKEx Group in any form or medium, including in connection with literature of an advertising nature, without HKEx-IS’ prior written consent.

11.3
The Company shall at all times treat the Information and any information ancillary thereto obtained pursuant to this Agreement as confidential and shall not disclose such information to any third party.

11.4
The Company shall forthwith upon suspecting any infringement of such rights as are described in this clause notify HKEx-IS and thereafter provide such assistance as HKEx-IS or the Exchange may reasonably request to protect such rights.

12.	Amendments, Waivers and Enforceability
12.1 A provision of this Agreement may be amended only if the parties agree in writing.
12.2
No waiver or indulgence by any party to this Agreement shall be binding unless in writing and in any event no waiver of one breach of any term or condition of this Agreement shall operate as a continuing waiver unless so expressed nor operate as a waiver of another breach of the same or any other term or condition of this Agreement.

12.3
In the event that any provision in this Agreement is for any reason held to be unenforceable, illegal or otherwise invalid, this shall not affect any other provisions of this Agreement, and the provision in question shall be construed in such reasonable manner as achieves the intention of the parties without being invalid.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

13.	Entire Agreement
This Agreement sets out the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, negotiations, representations and proposals, whether written or oral.
14.	Governing Law
14.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong whose courts shall have non-exclusive jurisdiction in relation thereto.
14.2
Unless the Company is a company incorporated under the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) or a company registered under Part XI of that Ordinance, in which case this clause 14.2 shall not apply, the Company hereby irrevocably appoints the person whose name and current address in Hong Kong are set forth in Schedule 1 hereto as its agent to receive and acknowledge on its behalf service of any writs, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of the Company for this purpose, the Company shall promptly appoint a successor agent and notify HKEx-IS thereof. The Company agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Company.

IN WITNESS whereof the parties have entered into this Agreement the day and year first above written.
SIGNED by Chan Ping Keung, Director
For and on behalf of
HKEx INFORMATION SERVICES LIMITED
In the presence of:- Poon Tim Fung, Senior Manager
SIGNED by Zhiwei Zhao, Chief Executive Officer
For and on behalf of
China Finance Online Co. Limited
In the presence of:- Jun Wang, Chief Financial Officer

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

SCHEDULE 1
COMPANY INFORMATION

Name	Place of Incorporation

China Finance Online Co., Limited	Hong Kong

Registered office (or equivalent) in place of incorporation or, if registered under Part XI of the Companies Ordinance, principal place of business in Hong Kong	Address and fax number for notices under clause 10
Room 908, 9/F, Hutchison House 10 Harcourt Road Central Hong Kong	9/F, Tower C, Corporate Square, No. 35, Financial Street, Xicheng District, Beijing, China, 100140
Attention: Mr. Alex Xu
Chief Strategy Officer
Fax No.: (+86) 10 5832 5200

Name and address of process agent in Hong Kong
Room 3705-3707, The Center, 99, Queen’s Road,
Central, Hong Kong Attention: James Cheng Fax No: 3900 1708
2.	Name of the Information Provider: Finet Holdings Limited
3.	Soft Launch Date: 5 October 2009
4.	Official Launch Date: 1 January 2010

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

SCHEDULE 2
MEMORANDUM OF PERMITTED PURPOSE
(Cross reference clause 4)
Description of Service/Permitted Purpose:
1.	Designated Website:

Domain	:	jrj.com.cn with URL at www.jrj.com.cn Also accessible through: www.jrj.com

Sub-domain(s)	:	with URL at http://hk.jrj.com.cn/bmp
Unless otherwise permitted by HKEx-IS, the Service shall only be provided in the sub-domain(s) specified above.
The Company represents and confirms that the Designated Website is registered and owned by Fuhua Innovation Technology Development Co. Ltd., which is the subsidiary of the Company engaged as service provider by the Company to provide website service. Upon the request of HKEx-IS, the Company shall procure Fuhua Innovation Technology Development Co. Ltd. to allow HKEx-IS to inspect the premises and records of Fuhua Innovation Technology Development Co. Ltd. for the purpose of satisfying HKEx-IS by whatever proofs HKEx-IS may reasonably require that the relevant advertising revenue and Fees are being properly accounted for and/or that there is no unauthorized use by it of the Basic Information. The cost of such inspection shall be borne by the Company.
2.	The Company shall provide the Service on the Designated Website at least in the following dedicated languages: Simplified Chinese
The Company may also provide the Service on the Designated Website in other languages in addition to the dedicated languages as set out above.
3.
The Company shall provide the Service on the Designated Website free of charge to the public on a snapshot basis only. For the avoidance of doubt, snapshot basis means a Viewer may only manually request an update of Basic Information of one security per request except as permitted under paragraph 4 below. Automatic update on flash chart is not allowed for the purpose of the Service.

4.	The Company shall provide the Service on the Designated Website in accordance with paragraph 3 above except for the following:
4.1
Lists of top 10 securities by % gainers, % losers, trading volume or turnover value. The lists of top 10 securities can be shown by (i) all securities, (ii) all equities, (iii) all equities on the Main Board, (iv) all equities on the Growth Enterprise Market (GEM), (v) all warrants and (vi) all Callable Bull/Bear Contracts (CBBC).

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

4.2	Charting comparison (with a maximum of 3 securities to be shown concurrently).
4.3	Portfolio valuation (with 10 securities at maximum).
5.
The Company shall transmit to Viewers real-time indication with the Basic Information so that it is conspicuously perceptible during each continuous period throughout which the relevant Viewer has access to the Basic Information.

6.
The Company shall not require Viewers to register for the Service or for accessing all or part of the Basic Information on the Designated Website, except for portfolio valuation service provided in accordance with paragraph 4.3 above.

7.	The Company shall ensure that, so long as it is technically possible to do so, a watermark of the Company’s logo is placed on any graphic chart where the Basic Information is displayed.
8.
The Company shall post an appropriate advisory message on the Designated Website to Viewers which states that the Service provides basic market information for reference purposes only and investors are advised to consider if they may need more detailed market information to facilitate their investment decisions.

9.
In accordance with paragraph 8 above, the Company shall not provide the Service on the Designated Website to facilitate securities trading and shall not be offered with any investment game or in such a way that is directly or closely linked to pages with trading-related activities. For the avoidance of doubt, hyperlinking the webpage(s) that contain(s) the Service on the Designated Website with the homepage or product introduction page of the websites of brokers, banks or other trading companies is allowed but direct linkage to the logon page of an online trading platform is not allowed.

10.
The Company shall provide the Service on the Designated Website with single Internet version accessible by a standard computer’s web browser. For the avoidance of doubt, neither WAP nor any other web version that is tailor-made or dedicated for Internet-access applications on mobile telecommunications devices is allowed; additional version facilitating other applications such as instant messaging applications is also prohibited.

11.
The Company shall ensure that any search or inquiry box or command leading to the request for the Basic Information shall be placed within the Designated Website and the Basic Information can only be requested by user activation of the search or inquiry box. For the avoidance of doubt, direct access to request the Basic Information via bookmarks or other hyperlinks outside the Designated Website should be prevented on a best endeavour basis.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

12.
The Company shall have proper hyperlink policy in place so that the Company may stop a particular website from hyperlinking to the Designated Website if the hyperlinking is found or suspected to be in contravention of the terms of this Agreement.

13.
The key features and elements of the Service on the Designated Website listed under 13.1, 13.2 and 13.3 below shall be as set forth in Schedule 6 to this Agreement and the Company shall notify HKEx-IS in writing of any change thereto no later than 14 days after the change has come into effect. If HKEx-IS regards the change to be contrary to the terms of this Agreement, HKEx-IS may request the Company to reverse the change and the Company shall comply with such request within a reasonable period of time, but in any event not later than 7 calendar days from the date of the request.

13.1	Layout
13.2	Advertisement positions
13.3	Additional value-added service
14.
In accordance with clause 7.5 of the Agreement, the Company shall display the standard description or “Real-time basic market prices of Hong Kong securities are provided by HKEx Group” when providing the Service on its Designated Website. The Company may also claim to be a Designated Website authorized by the HKEx Group to provide the Service on or via the Designated Website or.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

SCHEDULE 3
FEES
1.	Revenue Sharing Fee
1.1
The Revenue Sharing Fee payable to HKEx-IS shall be 50% of the Gross Advertising Revenue, subject to an annual minimum guaranteed revenue of ***payable to HKEx-IS, whichever is higher, with effective from the Official Launch Date.

1.2
For the purpose of calculating the Revenue Sharing Fee payable to HKEx-IS, Gross Advertising Revenue means advertising revenue after any CPM discount or such amount stated in the invoice issued by the Company to the advertising clients. For the avoidance doubt, internal costs, such as sales commission and system costs, shall not be deducted from the Gross Advertising Revenue.

1.3
In accordance with paragraph 1.2 above, advertising revenue shall include, but shall not be limited to, any advertising and sponsorship revenue generated from the Service on the Designated Website on any trading and non-trading days. For the avoidance of doubt, advertising revenue generated from any pop-up pages on or directly linking to the pages with the Service on the Designated Website shall also be included.

1.4	The Revenue Sharing Fee for the reporting month shall be paid within 90 days from the due date of the Monthly Report specified in clause 5.1 of this Agreement.
1.5
The Company shall settle its outstanding payment for the minimum guaranteed revenue of the relevant 12-month period together with the revenue-sharing payment for the twelfth month and the twenty-fourth month from the Official Launch Date if the total amount of the revenue-sharing payment for that 12-month period is less than the annual minimum guaranteed revenue payable to HKEx-IS as per paragraph 1.1 above.

2.	Fixed Fee
2.1
In the event that clause 6.2.2 of this Agreement is triggered, a Fixed Fee of *** per Quarter shall be payable by the Company to HKEx-IS with effect from the date the additional Service Provider is allowed to provide the Service.

2.2
The Fixed Fee shall be payable on or prior to the commencement of the Quarter to which the Fixed Fee relates. For the avoidance of doubt, if the effective date of payment of the Fixed Fee for the first Quarter falls on a date other than the first day of the Quarter, the Fixed Fee will be reduced by one third for each complete month elapsed; and thereafter, each Fixed Fee shall be payable on or prior to the commencement of the Quarter to which that Fixed Fee relates.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

3.	Port Fee and One-time Connection Fee

Unless otherwise approved by HKEx-IS in writing, the Company shall pay to HKEx-IS the Port Fee and the Connection Fee set forth in sub-paragraph 3.1 below as long as Information is received from HKEx-IS directly pursuant to clauses 3.1, 3.2 and 3.3 of this Agreement.

3.1
In addition to the Fees payable pursuant to paragraph 1 or 2 above, a one-time connection fee of *** and an annual Port Fee in the sum of *** per annum shall be payable for the 4 connections referred to in clause 3.1 of this Agreement. This assumes that only one of the connections to the Exchange’s primary computer system is providing live production data at any one time. If at any time during any Quarter, both connections at the primary system are simultaneously providing the same live production data, an additional Port Fee at *** per Quarter shall be payable.

3.2
The one-time connection fee shall be payable prior to the Soft Launch Date; and the Port Fee shall be payable on the first business day of each calendar year (viz. the period from 1 January to 31 December inclusive), provided that if the initial connection is made on a date other than the first business day of the calendar year, the Port Fee for the first year shall be payable on or before the date when such initial connection is made subject to a pro rata reduction for each complete calendar month elapsed.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

SCHEDULE 4

BASIC INFORMATION
Basis Information shall be comprised of the following data content only:
Nominal price, last trade price, closing price, today’s high/low prices, trading volume, turnover value, Indicative Equilibrium Price (IEP) and Indicative Equilibrium Volume (IEV) during pre-opening session of individual securities traded on the Stock Exchange and the S&P/HKEx LargeCap Index and S&P/HKEx GEM Index.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission